Exhibit 23.2

Gary R. Henrie
Attorney at Law
Licensed and the States of Utah and Nevada

3518 N. 1450 W.	Telephone: 702-616-3093
Pleasant Grove, UT 84062	e-mail: grhlaw@hotmail.com

I hereby consent to the use of my opinion in the body of the Registration Statement and as an Exhibit to the Registration Statement and to all references to myself under the caption Legal Matters in the Registration Statement.

Very truly yours,

__/s/Gary R.Henrie, Esq._____________________________________
Gary R. Henrie, Esq.